NEWS RELEASE

Navient will acquire approximately $6.9 billion in
education loan assets from JPMorgan Chase

WILMINGTON, Del., April 18, 2017— Navient (Nasdaq: NAVI), a leading asset management and business processing services firm announced today it has reached an agreement to purchase JPMorgan Chase’s (NYSE: JPM) approximately $6.9 billion education loan portfolio.

“We welcome our new customers, and we commit to delivering best-in-class support to ensure a seamless transition,” said Jack Remondi, president and CEO, Navient. “Leveraging our 43-year track record of helping borrowers succeed, we will provide ongoing assistance to help our new customers continue to successfully manage their education loans. The transaction delivers on our business strategy and is a win-win for our company and our customers.”

The portfolio is comprised of approximately $3.7 billion in federally guaranteed student loans, of which $1.6 are securitized, and approximately $3.2 billion in whole private education loans.

Customers do not need to take any action at this time, and their servicing contacts remain unchanged. Navient anticipates converting the loans to its servicing platforms in the future, and will provide multiple consumer-tested personalized communications at the appropriate time.

Closing of the acquisition is contingent upon the completion of certain customary closing conditions and is currently anticipated to occur in stages in the second quarter 2017. The transaction is expected to be accretive to Navient in 2017.

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About Navient
Navient (Nasdaq: NAVI) is a Fortune 500 company that provides asset management and business processing solutions to education, healthcare, and government clients at the federal, state, and local levels. The company helps its clients and millions of Americans achieve financial success through services and support. Headquartered in Wilmington, Del., Navient employs team members in western New York, northeastern Pennsylvania, Indiana, Tennessee, Texas, Virginia, and other locations. Learn more at navient.com.

Contact:

Media:
Nikki Lavoie, 302-283-4057, nikki.lavoie@navient.com
Shannon O’Reilly, shannon.oreilly@jpmchase.com

Investors:
Joe Fisher, 302-283-4075, joe.fisher@navient.com

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